TO BUSINESS AND HEALTH EDITORS:

Lincare Holdings Inc. Announces Third Quarter

And Nine-Month Financial Results

CLEARWATER, Fla., Oct. 20 /PRNewswire-FirstCall/ — Lincare Holdings Inc. (Nasdaq: LNCR), continuing to benefit from strong growth in the market for oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the quarter and nine months ended September 30, 2003.

For the quarter ended September 30, 2003, revenues were $296.3 million, a 21% increase over revenues of $244.2 million for the third quarter of 2002. The 21% increase in revenues was comprised of 11% internal growth and 10% acquisition growth. Net income for the quarter ended September 30, 2003, was $60.4 million compared to net income of $48.5 million for the third quarter of 2002. Diluted earnings per share were $0.59 for the quarter ended September 30, 2003, an increase of 33% over the $0.44 diluted earnings per share for the comparable period last year.

Revenues for the nine-month period ended September 30, 2003, were $844.6 million, a 19% increase over revenues of $707.2 million for the comparable period in 2002. The 19% increase in revenues was comprised of 10% internal growth and 9% acquisition growth. Net income for the nine months ended September 30, 2003, was $170.2 million compared to net income of $140.1 million for the first nine months of 2002. Diluted earnings per share were $1.61 for the nine months ended September 30, 2003, an increase of 27% over the $1.27 diluted earnings per share for the comparable period last year.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased to report that Lincare achieved strong growth in revenues, earnings and cash flows during the third quarter and first nine months of 2003. We remain committed to our strategy to be the market leader in the provision of home-based respiratory therapy services and to maintain our balanced approach to growth from internal development and acquisitions of local and regional companies.”

During the third quarter of 2003, Lincare completed the acquisition of three companies with annualized revenues of $2.0 million. The acquired businesses were located in Kentucky, Tennessee and Wisconsin. During the first nine months of 2003, Lincare acquired 11 companies with annualized revenues of $80 million.

Lincare added 15 new operating centers in the third quarter, bringing the total number of Lincare locations to 715. Of the new operating centers added, 12 were derived from internal expansion and three from acquisitions. Lincare added a total of 73 locations during the first nine months of 2003, with 40 locations added through internal expansion and 33 through acquisition.

Lincare generated $262.3 million of cash from operating activities during the first nine months of this year, an increase of 28% over the same period in 2002. Investments of cash included $80.3 million in capital expenditures, $143.8 million in business acquisition expenditures and $251.0 million in repurchases of the Company’s common stock. Long-term obligations including current maturities of bank debt were $416.1 million. As of September 30, 2003, the Company had repurchased 6.3 million shares of its common stock for $211.7 million pursuant to a previously announced $225.0 million share repurchase program.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 465,000 customers in 47 states.

Statements contained in this release that are not based on historical facts are forward-looking statements that are based on projections and estimates regarding the economy in general, the health care industry and other factors which impact the Company. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on the Company’s ability to attain these estimates include potential reductions in reimbursement rates by government and third party payors, changes in reimbursement policies, the demand for the Company’s products and services, the availability of appropriate acquisition candidates and the Company’s ability to successfully complete and integrate acquisitions, efficient operations of the Company’s existing and future operating facilities, regulation and/or regulatory action affecting the Company or its business, economic and competitive conditions and access to borrowed and/or equity capital on favorable terms.

In developing its forward-looking statements, the Company has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by the Company differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. The Company is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	September 30, 2003	September 30, 2002
Net revenues	$296,268	$244,174
Costs and expenses:
Costs of goods and services	43,957	36,806
Operating expenses	65,391	54,716
Selling, general and administrative expenses	61,091	51,154
Bad debt expense	4,444	3,663
Depreciation expense	19,289	16,210
Amortization expense	381	415
Operating income	101,715	81,210

Other expense	(5,192)	(3,433)

Income before income taxes	96,523	77,777

Income taxes	36,100	29,321

Net income	$60,423	$48,456

Basic earnings per common share	$0.61	$0.45

Diluted earnings per common share	$0.59	$0.44

Weighted average number of common shares outstanding	99,236,013	106,621,843

Weighted average number of common shares and common share equivalents outstanding	102,430,230	109,601,256

	For the nine months ended
	September 30, 2003	September 30, 2002
Net revenues	$844,573	$707,150
Costs and expenses:
Costs of goods and services	125,663	106,659
Operating expenses	188,509	158,659
Selling, general and administrative expenses	177,366	147,839
Bad debt expense	12,669	10,607
Depreciation expense	54,659	46,545
Amortization expense	1,208	1,248
Operating income	284,499	235,593

Other expense	(12,686)	(10,655)

Income before income taxes	271,813	224,938

Income taxes	101,658	84,801

Net income	$170,155	$140,137

Basic earnings per common share	$1.66	$1.31

Diluted earnings per common share	$1.61	$1.27

Weighted average number of common shares outstanding	102,730,930	107,282,987

Weighted average number of common shares and common share equivalents outstanding	105,566,183	110,030,756

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	September 30, 2003	December 31, 2002

Cash	$3,368	$1,581

Accounts Receivable, Net	156,187	142,740

Current Assets	177,672	153,651

Total Assets	1,399,785	1,198,601

Current Liabilities	147,442	110,665

Long Term Obligations, including Current Maturities of Bank Debt	416,075	185,525

Stockholders’ Equity	785,997	856,290